Exhibit 99.1

NEWS FROM		Precision Castparts Corp.

	4650 S.W. Macadam Ave.	CONTACT: Dwight Weber
	Suite 440	(503) 417-4855
Portland, OR 97239
	Telephone (503) 417-4800	Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS CONTINUED OPERATING STRENGTH FOR SECOND QUARTER OF FISCAL 2004

PORTLAND, Oregon – October 14, 2003 – For the second quarter of fiscal 2004, Precision Castparts Corp. (NYSE: PCP) maintained its strong operating performance in the face of continued weakness in its major markets.

Sales for the second quarter of 2004 totaled $476.3 million, a 7.6 percent drop from last year’s second quarter sales of $515.2 million.  Despite these lower sales, Precision Castparts Corp. (PCC) continued to achieve strong consolidated segment operating income.  Consolidated segment operating income for the second quarter of fiscal 2004 was $67.9 million, or 14.3 percent of sales, versus $77.2 million, or 15.0 percent of sales for the same quarter a year ago.

PCC reported second quarter fiscal 2004 net income from continuing operations of $29.1 million, or $0.54 per share (diluted, based on 54.0 million shares outstanding).  Included in the current quarter’s results were restructuring charges of $8.5 million, or $0.10 per share (diluted).  These results compare to net income from continuing operations of $41.7 million, or $0.79 per share (diluted, based on 52.7 million shares outstanding) for the second quarter of fiscal 2003, which included restructuring charges of $11.0 million, or $0.14 per share (diluted), offset by favorable insurance settlements of $14.5 million, or $0.17 per share (diluted).  For the second quarter of fiscal 2004, PCC’s net income including discontinued operations was $14.5 million, or $0.27 per share (diluted), compared to net income including discontinued operations of $26.4 million, or $0.50 per share (diluted) last year.

The restructuring charge in the second quarter of fiscal 2004 primarily covered severance costs related to headcount reductions at PCC’s AETC operations in England and at Wyman-Gordon’s United Kingdom and Houston, Texas, operations.  Both AETC and Wyman-Gordon continue to confront the challenges of reduced aerospace and industrial gas turbine (IGT) demand.

The current quarter’s results also include a pre-tax charge of $21.7 million, or $0.27 per share (diluted) for discontinued operations, of which $18.2 million is related to the write-down of assets at Newmans, a PCC Flow Technologies company headquartered in Houston, Texas.  Newmans, a valve distribution company that does not fit well with PCC’s manufacturing-focused operations, is being held for sale.

In the second quarter of fiscal 2004, Investment Cast Products’ operating income was $47.0 million on sales of $247.0 million, compared to $53.9 million of operating income on sales of $265.4 million in the same quarter a year ago.  Despite this 6.9 percent decline in sales year over year, operating margins maintained their strength in the second quarter of fiscal 2004 and actually increased from the first quarter of this fiscal year.  The segment continued to respond aggressively to the prevailing weakness in the commercial aviation and IGT markets.  Helping to mitigate weakness in these markets were strong military OEM and aftermarket sales, along with new parts transitioning from development to production as a result of market share gains.

Forged Products sales in the second quarter of fiscal 2004 totaled $121.8 million, down 13.1 percent from last year’s sales of $140.2 million, due largely to the segment’s commercial aerospace and IGT exposure.  The segment also saw a decrease in operating income, which declined from $21.5 million in the second quarter of fiscal 2003 to $15.8 million this year.

Second quarter sales for Fluid Management Products were $75.7 million, a decline of 3.3 percent from sales of $78.3 million in the second quarter of fiscal 2003.  However, the segment was able to hold operating margins through its continued focus on cost-effective manufacturing and consolidation of resources.  Operating income in the second quarter of fiscal 2004 was $7.6 million, or 10.0 percent of sales, versus $8.0 million, or 10.2 percent a year ago.  As Fluid Management Products continues to reduce costs throughout its operations, the segment is being more aggressive in its market pricing.  As a result, bookings in the second quarter exceeded both those of the second quarter of fiscal 2003 and first quarter of fiscal 2004.  These bookings will result in higher revenues in future quarters.

Industrial Products sales in the second quarter of 2004 were $31.8 million, up slightly from sales of $31.3 million in the same quarter last year.  Second quarter operating income totaled $4.5 million, an increase of $2.0 million from last year’s operating income of $2.5 million.  This significant improvement in operating income, driven by both Advanced Forming Technology (AFT) and J&L Fiber Services, resulted from reduced manufacturing costs and continued strong performance at AFT’s metal-injection-molding operations in Hungary.

“Because most of our revenues are derived from aerospace and IGT, we have seen significant revenue reductions,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp.  “However, our people continue to focus on cost savings in an extremely demanding market environment.  As a result, we have been able to gain market share in all of our casting and forging products lines.  When the downturn ends, our improved operating structure should provide upside leverage on our operating margins.

“With the acquisition of SPS Technologies on the horizon, we have continued to strengthen our balance sheet,” Donegan said.  “At quarter’s end, we decreased our total debt to $638.7 million, down from $684.1 million at the end of last quarter.  Our debt-to-total capitalization ration now stands at 35.9 percent, ideally positioning us for the acquisition of SPS.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, industrial gas turbine, fluid management, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, fluid management, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at PrimeZone Media Network’s website — http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Net sales	$476.3	$515.2	$952.0	$1,082.8
Cost of goods sold	361.8	390.6	730.8	830.1
Selling and administrative expenses	46.6	47.4	84.1	94.4
Provision for restructuring(2)	8.5	11.0	8.5	11.0
Other income(3)	—	14.5	—	14.5
Interest expense, net	12.4	14.3	25.5	28.9
Income before income taxes and minority interest	47.0	66.4	103.1	132.9
Provision for income taxes	17.7	24.7	38.5	48.7
Minority interest in net earnings of consolidated entities	(0.2)	—	(0.2)	—
Net income from continuing operations	29.1	41.7	64.4	84.2
Loss from discontinued operations	14.6	15.3	15.6	16.5
Net income	$14.5	$26.4	$48.8	$67.7

Net income per share from continuing operations - basic	$0.55	$0.80	$1.22	$1.61
Net loss per share from discontinued operations - basic	0.28	0.30	0.30	0.32
	$0.27	$0.50	$0.92	$1.29

Net income per share from continuing operations - diluted	$0.54	$0.79	$1.20	$1.59
Net loss per share from discontinued operations - diluted	0.27	0.29	0.29	0.31
	$0.27	$0.50	$0.91	$1.28

Average common shares outstanding:
Basic	52.9	52.4	52.9	52.3
Diluted	54.0	52.7	53.8	53.0

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Sales by Segment
Investment Cast Products	$247.0	$265.4	$491.5	$566.5
Forged Products	121.8	140.2	248.1	295.4
Fluid Management Products	75.7	78.3	149.0	157.7
Industrial Products	31.8	31.3	63.4	63.2
Total	$476.3	$515.2	$952.0	$1,082.8

Operating Income (Loss) by Segment
Investment Cast Products	$47.0	$53.9	$90.4	$112.4
Forged Products	15.8	21.5	32.0	40.8
Fluid Management Products	7.6	8.0	16.0	15.5
Industrial Products	4.5	2.5	8.9	4.5
Corporate expense	(7.0)	(8.7)	(10.2)	(14.9)
Consolidated segment operating income	67.9	77.2	137.1	158.3
Provision for restructuring	8.5	11.0	8.5	11.0
Other income	—	14.5	—	14.5
Interest expense, net	12.4	14.3	25.5	28.9
Income before income taxes and minority interest	$47.0	$66.4	$103.1	$132.9

(1)  Reported results for the three and six months ended September 29, 2002 have been restated for discontinued operations.

(2)  During the second quarters of fiscal 2003 and fiscal 2004, the Company recorded charges related to restructuring activities.  These charges principally provided for severance costs associated with downsizing operations throughout the Company.

(3)  During the second quarter of fiscal 2003, the Company recorded other income associated with insurance settlements.